SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                 FORM 8-K/A

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported)       September 7, 2001

                            CANTEL MEDICAL CORP.
           (Exact name of registrant as specified in its charter)

         Delaware                         0-6132              22-1760285
(State or other jurisdiction     (Commission File Number)    (IRS Employer
      of incorporation)                                      Identification No.)


        Overlook At Great Notch, 150 Clove Road
               Little Falls, New Jersey                     07424
       (Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code   (973) 890-7220

                               Not Applicable
       (Former name or former address, if changed since last report.)

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     The registrant is filing this Current Report on Form 8-K/A to include disclosures set forth below under Item 2 and Item 7. Certain information previously included under Item 5 of this Form 8-K has been deleted because it has been included below under Item 2.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On September 7, 2001, at 5:00 p.m., central time (the "Effective Time"), Cantel Medical Corp. ("Cantel") completed its merger with Minntech Corporation ("Minntech"). Pursuant to the previously announced Agreement and Plan of Merger, dated as of May 30, 2001, among Cantel, Canopy Merger Corp., a wholly owned subsidiary of Cantel ("Merger Sub"), and Minntech (the "Merger Agreement"), Merger Sub merged with and into Minntech, with Minntech surviving as a wholly owned subsidiary of Cantel (the "Merger"). At a Special Meeting of Stockholders held on September 6, 2001, Cantel's stockholders approved, among other things, the issuance of shares of Cantel common stock required to consummate the Merger.

     As a result of the Merger, each share of Minntech common stock, par value $0.05 per share (the "Minntech Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares owned by Cantel) has been converted into the right to receive $6.25 in cash (the "Cash Consideration") and .2216 (the "Exchange Ratio") of a share of common stock, par value $0.10 per share, of Cantel (the "Cantel Common Stock"). The Exchange Ratio was determined in accordance with the Merger Agreement by dividing $4.25 by $19.18, the average closing price of Cantel Common Stock during the seven consecutive trading day period ending August 28, 2001, the trading day immediately preceding the fifth trading day prior to Minntech's shareholders meeting. The Cash Consideration and the method used to calculate the Exchange Ratio were determined by arms-length negotiations between Cantel and Minntech.

     Based on the number of shares of Minntech Common Stock outstanding on July 24, 2001, Cantel expects to pay approximately $41,391,913 in cash and to issue approximately 1,467,592 shares of Cantel Common Stock in exchange for the issued and outstanding shares of Minntech Common Stock. Cantel will finance the cash portion of the merger consideration out of available cash of Cantel and Minntech, as well as through borrowings under a new senior secured credit facility of up to $42.5 million with Fleet National Bank, PNC Bank, N.A. and Wells Fargo Bank, N.A. Cantel will account for the Merger using the purchase method of accounting.

     Minntech has developed and currently markets a wide variety of medical device reprocessing and fluid filtration and separation products for the renal dialysis, medical device disinfection, cardiosurgery, pharmaceutical, biotechnology and semiconductor industries. Minntech is a leader in renal dialyzer reprocessing, providing a broad product line that includes a reprocessing system and a sterilant that each command the largest market share in the U.S. in their respective categories. Cantel expects to continue to use Minntech's assets in substantially the same manner as they were used by Minntech prior to the acquisition.

     There were no material relationships between Cantel and Minntech prior to the consummation of the Merger. In accordance with the terms of the Merger Agreement, on September 6, 2001, Dr. Fred Shapiro, who previously served on the Minntech Board of Directors, was elected to the Board of Directors of Cantel, effective as of the Effective Time.

     On September 7, 2001, Cantel issued a press release announcing the effectiveness of the Merger, a copy of which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) - (b) Financial statements and pro forma financial information will be filed by amendment to this report not later than 60 days from September 24, 2001.

     (c) Exhibits:

          2.1 Agreement and Plan of Merger among Cantel Medical Corp., Canopy Merger Corp. and Minntech Corporation, dated as of May 30, 2001 (incorporated by reference to Annex A to the joint proxy statement/prospectus dated July 30, 2001 included in a Registration Statement on Form S-4 filed by Cantel Medical Corp. on July 30, 2001).

          99.1                Press Release, dated September 7, 2001.*


          *  Previously filed.

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                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Cantel Medical Corp.

                                        /s/ James P. Reilly
                                        -------------------------------------
                                        James P. Reilly
                                        President and Chief Executive Officer

Date:  October 2, 2001

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                               EXHIBIT INDEX

                      Exhibit

          2.1 Agreement and Plan of Merger among Cantel Medical Corp., Canopy Merger Corp. and Minntech Corporation, dated as of May 30, 2001 (incorporated by reference to Annex A to the joint proxy statement/prospectus dated July 30, 2001 included in a Registration Statement on Form S-4 filed by Cantel Medical Corp. on July 30, 2001).

          99.1                Press Release, dated September 7, 2001.*

          * Previously filed.